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The Board of Directors
Broadway Financial Corporation:


We consent to incorporation by reference in the registration statement (No. 333-17331) on Form S-8 of Broadway Financial Corporation of our report dated March 12, 1999, relating to the consolidated balance sheet of Broadway Financial Corporation and subsidiary as of December 31, 1998 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Broadway Financial Corporation.

KPMG LLP

Los Angeles, California
April 23, 1999